Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS
-- Record loan growth, continued decrease in non-performing assets and margin expansion highlight quarterly results --

MADISON, Wis., April 26, 2018 (GLOBE NEWSWIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (NASDAQ:FBIZ) reported first quarter 2018 results, which included the highest first quarter loan growth in Company history and robust net interest margin. Continued decline in non-performing assets was highlighted by a $6.4 million, or 24%, decrease in non-performing loans from the linked quarter, marking the lowest level since the first quarter of 2016.

Summary results for the quarter ended March 31, 2018 include:

•	Net income totaled $3.6 million, compared to $4.0 million in the linked quarter and $3.4 million in the first quarter of 2017.

•	Diluted earnings per common share measured $0.42, compared to $0.46 and $0.39 for the linked and prior year quarters, respectively.

•
Annualized return on average assets and annualized return on average equity measured 0.78% and 8.88%, respectively, for the first quarter of 2018, compared to 0.91% and 9.57% for the linked quarter and 0.77% and 8.31% for the first quarter of 2017.

•	Net interest margin was 3.65%, compared to 3.63% in the linked quarter and 3.51% for the first quarter of 2017.

•	Trust and investment services fee income totaled a record $1.9 million, increasing 9.1% from the linked quarter and 16.5% from the first quarter of 2017.

•	Top line revenue, the sum of net interest income and non-interest income, increased 10.5% to $20.9 million from the linked quarter and 10.1% from the first quarter of 2017.

•
Provision for loan and lease losses was $2.5 million, compared to $473,000 for the linked quarter and $572,000 for the first quarter of 2017. This increase was primarily related to charge-offs of $2.7 million associated with three legacy SBA loan relationships that were previously identified as impaired.

•	Small Business Administration (“SBA”) recourse provision was a net benefit of $295,000, compared to expense of $145,000 for the linked quarter and expense of $6,000 for the first quarter of 2017.

•	The Company’s efficiency ratio measured 67.45%, compared to 63.23% for the linked quarter and 70.85% for the first quarter of 2017.

•	Record period-end gross loans and leases receivable of $1.563 billion grew 16.5% annualized during the first quarter and increased 5.6% from March 31, 2017.

•	Non-performing assets decreased to $21.5 million at March 31, 2018 from $27.5 million and $39.0 million at December 31, 2017 and March 31, 2017, respectively.

“Building on First Business’s positive momentum heading into the first quarter, we are off to a strong start to 2018,” said Corey Chambas, President and Chief Executive Officer. “We achieved record first quarter loan growth, demonstrating the abilities of new and longstanding members of our business development team and the execution of our strategy. Combined with our high performing wealth management business, which again delivered record levels of fee income and assets under management, we believe our early 2018 performance exhibits the strength of our differentiated approach to business banking.” Chambas added, “This strong loan and fee income activity drove double digit top line revenue growth, allowing us to absorb charge-offs and significantly reduce our level of non-performing loans again this quarter.”

Results of Operations
Net interest income was $16.2 million in the first quarter of 2018, compared to $15.4 million in the linked quarter and $14.9 million in the first quarter of 2017. The increase compared to the linked and prior year quarters can be attributed to both positive interest-earning asset volume and rate variances. Average interest-earning assets increased $81.7 million and $79.3 million compared to the linked and prior year quarters, respectively. This increase was predominantly driven by strong loan growth that began late in the fourth quarter of 2017 and continued in the first quarter of 2018. On an average basis, gross loans and leases of $1.545 billion increased by $78.2 million, or 21.3% annualized, compared to the linked quarter and increased by $89.5 million, or 6.1%, compared to the first quarter of 2017. The yield on average interest-earning assets improved to 4.67%, up six basis points from the linked quarter and 32 basis points from the prior year quarter. The yield on average interest-earning assets increased at a greater rate than the rate paid on average interest-bearing liabilities as the Company continued to manage deposit rate increases. The Company’s current asset-sensitive balance sheet also benefited from the Federal Open Market Committee’s decision to increase the targeted federal funds rate in December 2017 and March 2018. Fees collected in lieu of interest during the periods of comparison were relatively flat and not a material driver of the net interest margin improvement.
Average total deposit costs for the first quarter of 2018 increased to 0.80%, compared to 0.79% in the linked quarter and 0.71% in the prior year quarter. Similarly, the Company’s cost of total bank funding increased to 0.93% for the first quarter of 2018, compared to 0.88% in the linked quarter and 0.72% in the prior year quarter. Total bank funding is defined as total deposits plus Federal Home Loan Bank (“FHLB”) advances. Management believes an increase in average total deposit costs will continue as the Company looks to effectively grow deposits amid intense competition and continued expectation of a rising rate environment.
Net interest margin measured 3.65% for the first quarter of 2018, compared to 3.63% in the linked quarter and 3.51% in the first quarter of 2017. The aforementioned increases to the targeted federal funds rate and disciplined deposit pricing amid a rising rate environment were the key contributors to the Company’s success in maintaining a solid net interest margin in recent quarters. The collection of interest on loans previously in non-accrual status, prepayment fees, and the accumulation of significant short-term deposit inflows are, and will continue to be, expected sources of volatility to quarterly net interest income and net interest margin. Management expects the successful continuation of its strategies will allow the Company to maintain a net interest margin at or above its target of 3.50%.
The Company recorded provision for loan and lease losses totaling $2.5 million in the first quarter of 2018, compared to $473,000 in the linked quarter and $572,000 in the first quarter of 2017. Provision for the first quarter of 2018 primarily reflected net charge-offs in excess of previously established specific reserves and an increase to the general reserve commensurate with loan growth. Current quarter net charge-offs of $2.6 million were primarily related to three legacy SBA loan relationships that were previously identified as impaired.
Non-interest income totaled $4.7 million, or 22.4% of total revenue, in the first quarter of 2018, compared to $3.5 million, or 18.7% of total revenue, in the linked quarter and $4.1 million, or 21.4% of total revenue, in the prior year quarter. Non-interest income in the fourth quarter of 2017 was reduced by the sale of certain securities at a net loss of $409,000 late in December 2017, ahead of the 2018 reduction in corporate tax rates. Excluding the securities loss, non-interest income increased compared to the linked quarter principally due to the continued success of the Company’s trust and investment business, increased commercial loan swap fee income and the gradual expansion of the Company’s SBA lending business. The increase in non-interest income compared to the prior year quarter was driven by trust fee income and commercial loan swap fee income.
Record trust and investment services fee income continued to boost revenues and remained the Company’s largest source of non-interest income. Trust and investment services fee income totaled $1.9 million in the first quarter of 2018, increasing $159,000, or 9.1%, and $269,000, or 16.5%, compared to the linked and prior year quarters, respectively. Existing client relationships and business development efforts remained strong as trust assets under management and administration reached a record $1.579 billion at March 31, 2018, up $42.7 million, or 11.1% annualized, from the prior quarter and $275.3 million, or 21.1%, from March 31, 2017.
Gains on sale of SBA loans totaled $269,000 in the first quarter of 2018, compared to $90,000 in the linked quarter and $360,000 in the first quarter of 2017.
“We are pleased to see an increase in SBA gains in the first quarter,” Chambas commented. “While the level of gains has not yet returned to our desired levels, we are confident in our near-term pipeline and encouraged by the activity we are seeing from our expanded team of experienced SBA lenders. We recently hired three more SBA business development officers in Wisconsin, and now, in conjunction with the production talent already added in 2017, we believe we have the necessary producers in place to achieve our profitability goals throughout 2018 and beyond.”
The linked quarter comparison additionally reflected a $591,000 increase in swap fee income resulting from commercial loan swap transactions in which the Company offers the client a floating rate loan and interest rate swap and then offsets the interest rate risk through an interest rate swap with a counter-party dealer. Although management believes additional demand for these types of opportunities will continue in 2018 due to the market’s assumptions of a rising interest rate environment, swap fee income may be a source of non-interest income volatility.
Non-interest expense was $13.9 million for the first quarter of 2018, compared to $14.9 million for the linked quarter and $13.6 million in the first quarter of 2017. During the fourth quarter of 2017, the Company recognized significant non-operating items including $2.3 million in nonrecurring expense due to impairment of a federal historic tax credit investment, which corresponded with the recognition of $3.0 million in tax credits during the quarter, as well as $199,000 in final deconversion costs related to Alterra Bank’s core banking system.
Operating expense, as defined in the Efficiency Ratio table included in the Non-GAAP Reconciliations at the end of this release, totaled $14.1 million in the first quarter of 2018, $12.2 million in the linked quarter and $13.4 million in the first quarter of 2017.
First quarter 2018 compensation expense increased by $2.1 million and $388,000 compared to the linked quarter and prior year quarter, respectively, primarily due to annual merit increases and return to normalized accruals for the Company’s annual bonus and profit sharing plans following a $615,000 reduction to performance-related compensation accruals in the fourth quarter of 2017. Growth in compensation expense from the previous year reflects annual merit increases as well as the addition of several new producers across multiple business lines, including commercial lending, SBA lending, equipment finance and wealth management. Management expects to continue strategically investing in talent as opportunities are presented in 2018 and beyond.

In the first quarter of 2018, the Company recorded a net benefit of $295,000 in SBA recourse provision for estimated losses in the outstanding guaranteed portion of SBA loans sold, down from a net expense of $145,000 and $6,000 recorded in the linked and prior year quarters, respectively. The current quarter benefit was primarily due to limited actual losses incurred during the past two quarters in connection with sold SBA loans, reducing the loss rate applied to the outstanding sold portfolio. The total recourse reserve balance was $2.5 million, or 2.6% of total sold SBA loans outstanding at March 31, 2018. Changes to SBA recourse reserves may be a source of non-interest expense volatility in future quarters, though the magnitude of this volatility should diminish over time.
The Company’s first quarter 2018 efficiency ratio was 67.45%, compared to 63.23% for the linked quarter and 70.85% for the first quarter of 2017. The lower fourth quarter 2017 efficiency ratio was primarily due to a reduction in the Company’s annual bonus and profit sharing plans commensurate with performance. Over time, the Company intends to achieve its target efficiency ratio range of 58-62% through proactive expense management and revenue growth efforts. These efforts include the recently completed charter consolidation and core conversion, an expected normalization of loan workout and remediation costs based on the completion of SBA platform enhancements, as well as long-term revenue initiatives, such as efforts to increase sustainable SBA lending production and to increase commercial banking market share, particularly in our less mature markets, by continuing to invest in production talent.
The effective tax rate for the first quarter of 2018 was 18.7%, compared to 29.5% in the first quarter of 2017. The lower effective tax rate reflects the reduction to the corporate federal income tax rate from 35% to 21% effective January 1, 2018. No significant discrete items were recognized during the first quarter of 2018.

Balance Sheet
Period-end gross loans and leases receivable totaled $1.563 billion at March 31, 2018, increasing $61.9 million, or 16.5% annualized, from December 31, 2017 and increasing $82.5 million, or 5.6%, from March 31, 2017.
“The first quarter 2018 increase in loans of nearly $62 million is the highest first quarter growth in the history of the Company and the second highest quarter ever,” commented Chambas. “We experienced loan and lease growth across all segments and expect to build on this momentum moving forward.” Chambas added, “While we do not expect to sustain a 16.5% annualized growth rate for the year, we are pleased with the strength of our pipelines across the organization.”
Period-end in-market deposits, which consist of all transaction accounts, money market accounts and non-wholesale deposits, totaled $1.079 billion, or 65.1% of total bank funding at March 31, 2018, compared to $1.086 billion, or 68.9%, at December 31, 2017 and $1.104 billion, or 69.5%, at March 31, 2017. Period-end wholesale bank funds were $577.1 million at March 31, 2018, including brokered certificates of deposit of $282.1 million, deposits gathered through internet deposit listing services of $10.5 million and FHLB advances of $284.5 million. Consistent with the Company’s longstanding funding strategy to manage risk and use the most efficient and cost effective source of wholesale funds, management continued to replace maturing wholesale deposits with fixed rate FHLB advances at various terms to meet its balance sheet management needs. Management intends to maintain a ratio of in-market deposits to total bank funding sources in line with the Company's target range of 60%-70%.
Asset Quality
Total non-performing assets were $21.5 million at March 31, 2018, decreasing by $5.9 million, or 21.6%, compared to $27.5 million at December 31, 2017, and decreasing by $17.5 million, or 44.8%, compared to $39.0 million at March 31, 2017. The decrease from the linked quarter reflects the full payoff of the previously disclosed $2.8 million asset-based loan that was moved to impaired status during the second quarter of 2017, as well as $2.6 million of net charge-offs primarily related to three legacy SBA loan relationships that were previously identified as impaired. No significant credits migrated to non-performing status during the quarter. As a percent of total assets, non-performing assets measured 1.15% at March 31, 2018, compared to 1.53% and 2.17% at the end of the linked quarter and first quarter of 2017, respectively.
Capital Strength
The Company's capital ratios continued to exceed the highest required regulatory benchmark levels. As of March 31, 2018, total capital to risk-weighted assets was 11.78%, tier 1 capital to risk-weighted assets was 9.33%, tier 1 leverage capital to adjusted average assets was 9.26% and common equity tier 1 capital to risk-weighted assets was 8.79%. In addition, as of March 31, 2018, tangible common equity to tangible assets was 8.52%.
Quarterly Dividend
As previously announced, during the first quarter of 2018, the Company's Board of Directors declared a regular quarterly dividend of $0.14 per share. The dividend was paid on February 15, 2018 to stockholders of record at the close of business on February 5, 2018. Measured against first quarter 2018 diluted earnings per share of $0.42, the dividend represents a 33.3% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Adverse changes in the economy or business conditions, either nationally or in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our ability to manage growth effectively, including the successful expansion of our client support, administrative infrastructure and internal management systems.

•	Fluctuations in interest rates and market prices.

•	The consequences of continued bank acquisitions and mergers in our markets, resulting in fewer but much larger and financially stronger competitors.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including our internet banking activities.

•	Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2017 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Assets
Cash and cash equivalents	$61,322	$52,539	$73,196	$63,745	$60,899
Securities available-for-sale, at fair value	127,961	126,005	131,130	136,834	147,058
Securities held-to-maturity, at amortized cost	41,885	37,778	38,873	37,806	38,485
Loans held for sale	3,429	2,194	—	3,491	3,924
Loans and leases receivable	1,563,490	1,501,595	1,466,713	1,458,175	1,480,971
Allowance for loan and lease losses	(18,638)	(18,763)	(19,923)	(21,677)	(21,666)
Loans and leases receivable, net	1,544,852	1,482,832	1,446,790	1,436,498	1,459,305
Premises and equipment, net	3,247	3,156	3,048	2,930	3,955
Foreclosed properties	1,484	1,069	2,585	2,585	1,472
Bank-owned life insurance	40,614	40,323	39,988	39,674	39,358
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	8,650	5,670	5,083	2,815	4,782
Goodwill and other intangible assets	12,579	12,652	12,735	12,760	12,774
Accrued interest receivable and other assets	32,194	29,848	32,228	29,790	28,578
Total assets	$1,878,217	$1,794,066	$1,785,656	$1,768,928	$1,800,590
Liabilities and Stockholders’ Equity
In-market deposits	$1,078,605	$1,086,346	$1,090,524	$1,120,205	$1,104,281
Wholesale deposits	292,553	307,985	333,200	354,393	388,433
Total deposits	1,371,158	1,394,331	1,423,724	1,474,598	1,492,714
Federal Home Loan Bank advances and other borrowings	308,912	207,898	167,884	106,395	121,841
Junior subordinated notes	10,022	10,019	10,015	10,012	10,008
Accrued interest payable and other liabilities	16,645	12,540	17,252	12,689	11,893
Total liabilities	1,706,737	1,624,788	1,618,875	1,603,694	1,636,456
Total stockholders’ equity	171,480	169,278	166,781	165,234	164,134
Total liabilities and stockholders’ equity	$1,878,217	$1,794,066	$1,785,656	$1,768,928	$1,800,590

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Total interest income	$20,722	$19,504	$18,634	$19,225	$18,447
Total interest expense	4,520	4,146	3,751	3,746	3,559
Net interest income	16,202	15,358	14,883	15,479	14,888
Provision for loan and lease losses	2,476	473	1,471	3,656	572
Net interest income after provision for loan and lease losses	13,726	14,885	13,412	11,823	14,316
Trust and investment service fees	1,898	1,739	1,653	1,648	1,629
Gain on sale of SBA loans	269	90	606	535	360
Service charges on deposits	784	727	756	766	765
Loan fees	527	463	391	675	458
Net (loss) gain on sale of securities	—	(409)	5	1	—
Swap fees	633	42	418	250	199
Other non-interest income	556	873	510	863	652
Total non-interest income	4,667	3,525	4,339	4,738	4,063
Compensation	9,071	6,953	7,645	8,382	8,683
Occupancy	529	567	527	519	475
Professional fees	1,035	1,017	995	1,041	1,010
Data processing	611	891	592	635	584
Marketing	333	563	594	582	370
Equipment	343	342	285	300	283
Computer software	742	686	715	639	683
FDIC insurance	299	307	320	381	380
Collateral liquidation costs	1	273	371	77	92
Net gain on foreclosed properties	—	(143)	—	—	—
Impairment of tax credit investments	113	2,447	112	112	113
SBA recourse (benefit) provision	(295)	145	1,315	774	6
Other non-interest expense	1,125	811	760	779	881
Total non-interest expense	13,907	14,859	14,231	14,221	13,560
Income before income tax expense (benefit)	4,486	3,551	3,520	2,340	4,819
Income tax expense (benefit)	837	(486)	936	454	1,422
Net income	$3,649	$4,037	$2,584	$1,886	$3,397

Per common share:
Basic earnings	$0.42	$0.46	$0.30	$0.22	$0.39
Diluted earnings	0.42	0.46	0.30	0.22	0.39
Dividends declared	0.14	0.13	0.13	0.13	0.13
Book value	19.57	19.32	19.04	18.96	18.83
Tangible book value	18.13	17.87	17.59	17.49	17.36
Weighted-average common shares outstanding(1)	8,633,278	8,631,554	8,621,311	8,601,379	8,600,620
Weighted-average diluted common shares outstanding(1)	8,633,278	8,631,554	8,621,311	8,601,379	8,600,620

(1)	Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,046,751	$12,341	4.72%	$973,929	$11,591	4.76%	$946,110	$10,318	4.36%
Commercial and industrial loans(1)	439,491	6,702	6.10%	437,804	6,303	5.76%	451,552	6,595	5.84%
Direct financing leases(1)	29,871	303	4.06%	28,476	299	4.20%	30,123	323	4.29%
Consumer and other loans(1)	29,361	315	4.29%	27,110	274	4.04%	28,202	286	4.06%
Total loans and leases receivable(1)	1,545,474	19,661	5.09%	1,467,319	18,467	5.03%	1,455,987	17,522	4.81%
Mortgage-related securities(2)	128,061	687	2.15%	132,067	621	1.88%	145,804	618	1.70%
Other investment securities(3)	36,392	169	1.86%	35,956	202	2.25%	38,554	161	1.67%
FHLB and FRB stock	6,717	49	2.92%	5,572	30	2.15%	3,150	24	3.05%
Short-term investments	57,291	156	1.09%	51,303	184	1.43%	51,136	122	0.95%
Total interest-earning assets	1,773,935	20,722	4.67%	1,692,217	19,504	4.61%	1,694,631	18,447	4.35%
Non-interest-earning assets	88,750			91,361			80,254
Total assets	$1,862,685			$1,783,578			$1,774,885
Interest-bearing liabilities
Transaction accounts	$297,730	408	0.55%	$241,421	450	0.75%	$192,297	232	0.48%
Money market	514,837	851	0.66%	529,195	727	0.55%	627,188	660	0.42%
Certificates of deposit	80,904	239	1.18%	58,977	154	1.04%	55,393	132	0.95%
Wholesale deposits	300,855	1,332	1.77%	325,000	1,435	1.77%	400,672	1,649	1.65%
Total interest-bearing deposits	1,194,326	2,830	0.95%	1,154,593	2,766	0.96%	1,275,550	2,673	0.84%
FHLB advances	217,517	1,003	1.84%	168,451	689	1.64%	60,703	154	1.01%
Other borrowings	24,403	413	6.77%	24,389	411	6.74%	25,921	458	7.07%
Junior subordinated notes	10,020	274	10.94%	10,016	280	11.18%	10,006	274	10.97%
Total interest-bearing liabilities	1,446,266	4,520	1.25%	1,357,449	4,146	1.22%	1,372,180	3,559	1.04%
Non-interest-bearing demand deposit accounts	228,557			238,846			228,015
Other non-interest-bearing liabilities	23,553			18,632			11,223
Total liabilities	1,698,376			1,614,927			1,611,418
Stockholders’ equity	164,309			168,651			163,467
Total liabilities and stockholders’ equity	$1,862,685			$1,783,578			$1,774,885
Net interest income		$16,202			$15,358			$14,888
Interest rate spread			3.42%			3.39%			3.31%
Net interest-earning assets	$327,669			$334,768			$322,451
Net interest margin			3.65%			3.63%			3.51%

(1)
The average balances of loans and leases include non-performing loans and leases and loans held for sale. Interest income related to non-performing loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

PERFORMANCE RATIOS

	For the Three Months Ended
(Unaudited)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Return on average assets (annualized)	0.78%	0.91%	0.58%	0.42%	0.77%
Return on average equity (annualized)	8.88%	9.57%	6.22%	4.50%	8.31%
Efficiency ratio	67.45%	63.23%	66.56%	65.39%	70.85%
Interest rate spread	3.42%	3.39%	3.32%	3.43%	3.31%
Net interest margin	3.65%	3.63%	3.52%	3.64%	3.51%
Average interest-earning assets to average interest-bearing liabilities	122.66%	124.66%	123.39%	123.99%	123.50%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Non-performing loans and leases	$20,030	$26,389	$33,232	$37,162	$37,519
Foreclosed properties	1,484	1,069	2,585	2,585	1,472
Total non-performing assets	21,514	27,458	35,817	39,747	38,991
Performing troubled debt restructurings	261	332	275	702	702
Total impaired assets	$21,775	$27,790	$36,092	$40,449	$39,693

Non-performing loans and leases as a percent of total gross loans and leases	1.28%	1.76%	2.26%	2.55%	2.53%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.37%	1.83%	2.44%	2.72%	2.63%
Non-performing assets as a percent of total assets	1.15%	1.53%	2.01%	2.25%	2.17%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.19%	1.25%	1.36%	1.49%	1.46%
Allowance for loan and lease losses as a percent of non-performing loans and leases	93.05%	71.10%	59.95%	58.33%	57.75%

Criticized assets:
Substandard	$30,622	$32,687	$36,747	$39,011	$46,299
Doubtful	—	4,692	5,055	6,658	—
Foreclosed properties	1,484	1,069	2,585	2,585	1,472
Total criticized assets	$32,106	$38,448	$44,387	$48,254	$47,771
Criticized assets to total assets	1.71%	2.14%	2.49%	2.73%	2.65%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Charge-offs	$2,685	$1,643	$3,230	$3,757	$209
Recoveries	(84)	(11)	(5)	(112)	(391)
Net charge-offs (recoveries)	$2,601	$1,632	$3,225	$3,645	$(182)
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.67%	0.44%	0.88%	0.99%	(0.05)%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Total capital to risk-weighted assets	11.78%	11.98%	11.91%	11.91%	11.55%
Tier I capital to risk-weighted assets	9.33%	9.45%	9.43%	9.33%	9.16%
Common equity tier I capital to risk-weighted assets	8.79%	8.89%	8.86%	8.77%	8.60%
Tier I capital to adjusted assets	9.26%	9.54%	9.39%	9.28%	9.26%
Tangible common equity to tangible assets	8.52%	8.79%	8.69%	8.68%	8.47%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Commercial real estate:
Commercial real estate - owner occupied	$197,268	$200,387	$182,755	$183,161	$183,016
Commercial real estate - non-owner occupied	484,151	470,236	461,586	468,778	492,366
Land development	46,379	40,154	41,499	46,500	52,663
Construction	156,020	125,157	115,660	104,515	91,343
Multi-family	136,098	136,978	125,080	124,488	107,669
1-4 family	41,866	44,976	40,173	38,922	40,036
Total commercial real estate	1,061,782	1,017,888	966,753	966,364	967,093
Commercial and industrial	443,005	429,002	447,223	437,955	458,778
Direct financing leases, net	31,387	30,787	28,868	29,216	29,330
Consumer and other:
Home equity and second mortgages	8,270	7,262	7,776	7,973	8,237
Other	20,717	18,099	17,447	17,976	18,859
Total consumer and other	28,987	25,361	25,223	25,949	27,096
Total gross loans and leases receivable	1,565,161	1,503,038	1,468,067	1,459,484	1,482,297
Less:
Allowance for loan and lease losses	18,638	18,763	19,923	21,677	21,666
Deferred loan fees	1,671	1,443	1,354	1,309	1,326
Loans and leases receivable, net	$1,544,852	$1,482,832	$1,446,790	$1,436,498	$1,459,305

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Non-interest-bearing transaction accounts	$240,422	$277,445	$253,320	$241,577	$227,947
Interest-bearing transaction accounts	262,766	217,625	251,355	231,074	205,912
Money market accounts	498,310	515,077	527,705	593,487	616,557
Certificates of deposit	77,107	76,199	58,144	54,067	53,865
Wholesale deposits	292,553	307,985	333,200	354,393	388,433
Total deposits	$1,371,158	$1,394,331	$1,423,724	$1,474,598	$1,492,714
TRUST ASSETS COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Trust assets under management	$1,393,654	$1,350,025	$1,240,014	$1,164,433	$1,126,835
Trust assets under administration	185,463	186,383	176,472	173,931	176,976
Total trust assets	$1,579,117	$1,536,408	$1,416,486	$1,338,364	$1,303,811

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Common stockholders’ equity	$171,480	$169,278	$166,781	$165,234	$164,134
Goodwill and other intangible assets	(12,579)	(12,652)	(12,735)	(12,760)	(12,774)
Tangible common equity	$158,901	$156,626	$154,046	$152,474	$151,360
Common shares outstanding	8,764,420	8,763,539	8,758,923	8,716,018	8,718,307
Book value per share	$19.57	$19.32	$19.04	$18.96	$18.83
Tangible book value per share	18.13	17.87	17.59	17.49	17.36

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
‘‘Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Common stockholders’ equity	$171,480	$169,278	$166,781	$165,234	$164,134
Goodwill and other intangible assets	(12,579)	(12,652)	(12,735)	(12,760)	(12,774)
Tangible common equity	$158,901	$156,626	$154,046	$152,474	$151,360
Total assets	$1,878,217	$1,794,066	$1,785,656	$1,768,928	$1,800,590
Goodwill and other intangible assets	(12,579)	(12,652)	(12,735)	(12,760)	(12,774)
Tangible assets	$1,865,638	$1,781,414	$1,772,921	$1,756,168	$1,787,816
Tangible common equity to tangible assets	8.52%	8.79%	8.69%	8.68%	8.47%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Total non-interest expense	$13,907	$14,859	$14,231	$14,221	$13,560
Less:
Net gain on foreclosed properties	—	(143)	—	—	—
Amortization of other intangible assets	12	13	14	14	14
SBA recourse (benefit) provision	(295)	145	1,315	774	6
Impairment of tax credit investments	113	2,447	112	112	113
Deconversion fees	—	199	—	101	—
Total operating expense	$14,077	$12,198	$12,790	$13,220	$13,427
Net interest income	$16,202	$15,358	$14,883	$15,479	$14,888
Total non-interest income	4,667	3,525	4,339	4,738	4,063
Less:
Net (loss) gain on sale of securities	—	(409)	5	1	—
Total operating revenue	$20,869	$19,292	$19,217	$20,216	$18,951
Efficiency ratio	67.45%	63.23%	66.56%	65.39%	70.85%